Exhibit 15.6

February 28, 2023

VIA EDGAR

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	HUTCHMED (China) Limited
Submission under the Item 16I(a) of Form 20-F

Attn:	Division of Corporation Finance
Office of Life Sciences

Dear Sir/Madam,

In compliance with the Holding Foreign Companies Accountable Act, HUTCHMED (China) Limited (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

For the immediately preceding annual financial statement period, the Company’s auditor, PricewaterhouseCoopers Zhong Tian LLP (a registered public accounting firm that The United States Public Company Accounting Oversight Board was unable to inspect or investigate completely) issued an audit report for the Company.

To the Company’s best knowledge and based on an examination of our register of members and public filings made by our shareholders, including among others, the Schedule 13G/A filed by Capital International Investors on February 13, 2023, the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

As of February 15, 2023, Hutchison Healthcare Holdings Limited owns approximately 38.5% of the Company’s total outstanding shares. Based on an examination of the Company’s register of members and public filings made by the Company’s shareholders, no other shareholder owns more than 5% of the Company’s outstanding shares as of February 15, 2023. Hutchison Healthcare Holdings Limited is an indirect wholly owned subsidiary of CK Hutchison Holdings Limited, which is a private company incorporated in the Cayman Islands and listed on The Stock Exchange of Hong Kong Limited.

In addition, the Company is not aware of any governmental entity that is in possession of, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact me by phone at (852) 2121-3809 or by facsimile at (852) 2128-8281, or you may contact our outside legal counsel, James C. Lin, Davis Polk & Wardwell, at (852) 2533-3386.

Very truly yours,
/s/ Johnny Cheng
Name: Johnny Cheng
Title: Chief Financial Officer

cc:	Weiguo Su, Chief Executive Officer Charles Nixon, General Counsel James C. Lin, Davis Polk & Wardwell